COMTEX
RELEVANT RELIABLE REAL-TIME
                                                       Release:  IMMEDIATE
                                                       For:  Comtex News Network
                                                              (Symbol:  CMTX)

Contact:          Amber Gordon
                  agordon@comtex.com
                  703-820-2000 x8011

                 COMTEX REPORTS 2ND QUARTER FISCAL 2005 EARNINGS

Alexandria, VA, February 14, 2005 - Comtex News Network, Inc., (OTC BB: CMTX), a leading provider of economically useful electronic real-time news and content, today announced fiscal 2005 second quarter and year-to-date earnings.

     For the quarter ended December 31, 2004, the Company reported operating income of $159,000 and net income of $119,000, or $0.01 per share, versus last year's second quarter operating loss of $708,000 and net loss of $1.03 million, or ($0.08) loss per share. Revenues were $2 million for both periods.

     For the six months ended December 31, 2004, the Company reported operating income of $291,000 and net income of $216,000, or $0.01 per share, versus last year's six month operating loss of $936,000 and net loss of $1.3 million, or ($0.10) loss per share. Revenues for the six months ended December 31, 2004 were $4 million compared to $4.2 million for the same period of fiscal 2004.

     Comtex's continued profitability was largely due to decreased operating expenses, particularly in the areas of general / administrative costs and technical operations costs, partially offset by increased sales and marketing expenses - and, year-to-date, by decreased revenues. The decline in revenues resulted primarily from continuing consolidation among clients.

     C.W. Gilluly, Comtex's Chairman and Interim CEO, stated, "We are pleased that Comtex reported continued profitability. Our strategic focus remains centered on developing new, economically useful news and information products for our clients."

About Comtex Comtex (www.comtex.com) provides real-time news and economically useful information to businesses whose customers need more than just facts.
Comtex customers receive select content from key sources which is further enhanced with stock tickers and an extended lexicon of relevant terms. With a specialization in the financial news and content marketplace, Comtex receives, enhances, combines and filters news and content received from national and international news bureaus, agencies and publications, and distributes more than one million total stories per day. Comtex's state-of-the-art technology delivers this relevant content and reliable service in real-time. Comtex has offices in New York City and Alexandria, Virginia.

                             Financial Table Follows


                                                                         MORE...

COMTEX:  Reports 2nd Quarter FY 2005 Earnings                             Page 2
February 14, 2005

                            Comtex News Network, Inc.
                             Selected Financial Data
                                   (unaudited)
                (amounts in thousands, except per share amounts)

                                                 Three Months Ended                       Six Months Ended
                                                    December 31                              December 31
                                         -----------------------------------     -----------------------------------
                                                  2004              2003                    2004            2003
                                                  ----              ----                    ----            ----

Revenues                                       $  2,086          $  2,014                 $  4,073       $  4,187
Operating Income (Loss)                             159              (708)                     291           (936)
Net Income (Loss)                              $    119          $ (1,035)                $    216       $ (1,287)
                                         -----------------------------------     -----------------------------------

Net Earnings (Loss) Per Share
     Basic                                     $   0.01          $  (0.08)                $   0.02       $  (0.10)
                                         -----------------------------------     -----------------------------------
     Diluted                                   $   0.01          $  (0.08)                $   0.01       $  (0.10)
                                         -----------------------------------     -----------------------------------

Weighted Avg. # Shares:
     Basic                                       13,600            13,583                   13,599         13,545
                                         -----------------------------------     -----------------------------------
     Diluted                                     14,645            13,583                   14,645         13,545
                                         -----------------------------------     -----------------------------------

Reconciliation to EBITDA:
 Net (Loss) Income                             $    119          $ (1,035)                $    216       $ (1,287)
Stock-based compensation                              -                24                        -             52
Depreciation & Amortization                         178               230                      357            483
Interest/Other Expense                               40               327                       75            350
Income Taxes                                          -                 -                        -              -
                                          ---------------- -----------------     ------------------- ---------------
EBITDA                                         $    337          $   (454)                $    648       $   (402)



Please Note: EBITDA is not a term defined by generally accepted accounting principles, and as a result, our measure of EBITDA might not be comparable to similarly titled measures used by other companies. However, we believe that EBITDA is relevant and useful information, which is often reported and widely used by analysts, investors and other interested parties in our industry. Accordingly, we are disclosing this information to permit a more comprehensive analysis of our operating performance.

Also note, except for the historical information contained herein, this press release contains forward-looking statements within the meaning of Section 21E of the Securities and Exchange Act of 1934, as amended, that involve a number of risks and uncertainties. These forward-looking statements may be identified by reference to a future period by use of forward-looking terminology such as "anticipate," "expect," "could," "intend," "may" and other words of a similar nature. These statements involve risks and uncertainties that could cause actual results to differ materially from those contemplated herein, including the occurrence of unanticipated events or circumstances relating to the fact that Comtex is in a highly competitive industry subject to rapid technological, product and price changes. Other factors include the possibility that demand for the Company's products may not occur or continue at sufficient levels, changing global economic and competitive conditions, technological risks and other risks and uncertainties, including those detailed in the Company's filings with the Securities and Exchange Commission. Comtex undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.


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